EXHIBIT 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

Contact:        Kimberly A. DeBra                                                                                                                       October 30, 2023
EVP/Chief Communications Officer
FIRST NORTHERN BANK
P.O. Box 547
Dixon, California
(707) 678-3041
T. Joe Danelson, Executive Vice President/
Chief Credit Officer, Retiring March 31, 2024

Jeremiah Z. Smith, President & Chief Executive Officer of First Northern Bank, today announced that T. “Joe” Danelson, 65, is retiring as Executive Vice President/Chief Credit Officer effective March 31, 2024.  Joe joined First Northern Bank in January of 2015 and he has been instrumental in his leadership role in growing the Company from $540 million in total loans to over $1 billion today.
 Joe has had a distinguished 42-year banking career working for both large and small banks.  His broad experience, credit expertise and business acumen will be deeply missed.  In the 10 years Joe has been with the Bank, he has transformed the credit culture to help First Northern reach even new heights.  Joe’s impact will continue to accrue benefits well into the future. We wish Joe nothing but the best in the future and thank him for his service to the Bank.
“My journey with First Northern Bank has been incredibly rewarding, spanning 10 years of dedication and commitment to our vision of being the most admired community bank in Northern California,” Joe explained.
“It has been an honor to work alongside such a talented and dedicated team, and I am grateful for the opportunities and experiences I have gained during my time here.  While I will miss the daily interactions and challenges that come with my role, I am looking forward to new adventures and spending more time with my family.”
The Bank has engaged McDermott & Bull to conduct an executive search to fill the position of Executive Vice President/Chief Credit Officer.

                                                                                                                                                                                                           – more –

About First Northern Bank
First Northern Bank, an independent community bank headquartered in Solano County since 1910, serves Solano, Yolo, Sacramento, Placer, Glenn, Colusa and the west slope of El Dorado County. First Northern has fourteen branches located in Dixon, Davis, West Sacramento, Fairfield, Vacaville, Winters, Woodland, Sacramento, Rancho Cordova, Roseville, Auburn, Colusa, Willows and Orland. The Bank has a commercial lending office in Walnut Creek. First Northern Bank also offers real estate mortgage loans, SBA Loans (Preferred Lender), and non-FDIC insured Investment and Brokerage Services at each branch location. In addition, the Bank has a Real Estate Mortgage Loan office located in Davis, and real estate loan representatives are available to meet customers at any of the Bank’s branches by appointment. The Bank specializes in relationship banking and employs experts in the area of small business, commercial, agribusiness, and real estate lending, as well as wealth management, and is rated as a “Super Premier Performing Bank” by The Findley Group, “Superior” 5-Star Bank by BauerFinancial Inc. and Green 3-Star Bank by Veribanc. The Bank can be found at thatsmybank.com, on Facebook and on LinkedIn.

Forward-Looking Statements
This press release may include certain "forward-looking statements" about First Northern Community Bancorp (the "Company"). These forward-looking statements are based on management's current expectations and are subject to certain risks, uncertainties and changes in circumstances. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. More detailed information about these risk factors is contained in the Company's most recent reports filed with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ materially from those contained in the forward-looking statements. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's most recent reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances arising after the date on which they are made. For further information regarding the Company, please read the Company's reports filed with the SEC and available at www.sec.gov.

###